EXHIBIT 99.1

Endovia and Lupvindol BioSciences Announce FDA Determination that CannEpil® for Canine Bone Cancer Pain Qualifies as a Minor Use, Establishing Eligibility for Conditional Approval Pathway

Companies to Meet Formally with FDA’s Center for Veterinary Medicine on November 19th for Pre-Submission Conference; U.S. Manufacturing Strategy Underway to Support Potential 2027 Veterinary Product Launch

FORT LAUDERDALE, Fla. — October 5, 2026 — Endovia Health Sciences, Inc. (“Endovia” or the “Company”) (NYSE American: EDVA), in association with Lupvindol BioSciences (“Lupvindol”), today announced that the U.S. Food and Drug Administration’s (“FDA”) Center for Veterinary Medicine has determined that the proposed use of CannEpil®, an investigational cannabidiol (“CBD”) and tetrahydrocannabinol (“THC”) oral solution, for the control of pain associated with bone cancer in dogs qualifies as a “minor use” under the Minor Use and Minor Species (“MUMS”) program.

The FDA determination establishes CannEpil’s eligibility to pursue the conditional approval pathway for this proposed indication. The FDA further determined that the minor-use status will be maintained through approval of the applicable New Animal Drug Application (“NADA”).

Under the MUMS framework, qualifying new animal drugs may be eligible for conditional approval which is a regulatory pathway designed to facilitate earlier availability of therapies for uncommon diseases and conditions in animals. Conditional approval requires satisfaction of applicable FDA requirements, including safety and manufacturing standards and a reasonable expectation of effectiveness, while allowing additional effectiveness data required for full approval to be collected following conditional approval.

Endovia and Lupvindol are scheduled to meet formally with the FDA on November 19, 2026, for a Pre-Submission Conference to discuss and align with the FDA on the proposed CannEpil® development program, including the studies, manufacturing requirements and regulatory submissions necessary to pursue conditional approval.

In parallel with the regulatory program, Endovia and Lupvindol are actively sourcing and finalizing U.S.-based manufacturing capabilities for CannEpil®. This work is intended to establish a scalable, FDA-compliant domestic supply chain capable of supporting the clinical and regulatory program and, subject to receipt of the necessary regulatory approvals, a potential commercial launch for veterinary use in 2027.

“This determination represents an important regulatory milestone for CannEpil® and provides greater clarity around the pathway we are pursuing with the FDA,” said Brady Cobb, Interim Chief Executive Officer of Endovia Health Sciences. “Importantly, we are not waiting to begin preparing for commercialization. Alongside Lupvindol, we are advancing our FDA development program while simultaneously working to establish U.S. manufacturing and supply capabilities that can support a potential veterinary launch in 2027, subject to regulatory approval.”

Cobb continued, “We believe CannEpil has the potential to demonstrate what a science-driven, federally regulated cannabinoid medicine can look like in the United States. Our veterinary program gives us an opportunity to address a serious unmet need for dogs suffering from cancer-related pain while building the regulatory, manufacturing and scientific infrastructure that we believe can support the broader development of CannEpil.”

The MUMS conditional approval pathway was established to encourage development of new animal drugs for uncommon conditions affecting relatively small populations. Following conditional approval, a sponsor may legally market a qualifying animal drug while continuing to collect the additional effectiveness data necessary to support full FDA approval, subject to applicable statutory and regulatory requirements and annual FDA renewal.

CannEpil® remains an investigational new animal drug and has not been approved or conditionally approved by the FDA. The Company’s anticipated development timelines, including a potential 2027 commercial launch, remain subject to FDA review, successful completion of applicable regulatory requirements, manufacturing readiness and other factors.

About CannEpil®

CannEpil® is a proprietary cannabinoid-based oral formulation containing cannabidiol (CBD) and tetrahydrocannabinol (THC). Endovia and Lupvindol BioSciences are advancing CannEpil through the FDA’s Center for Veterinary Medicine for the proposed control of pain associated with bone cancer in dogs.

The veterinary development program is part of Endovia’s broader strategy to develop cannabinoid-based therapeutics through established federal regulatory pathways and to build a platform capable of supporting additional veterinary and human therapeutic applications, subject to applicable statutory and regulatory requirements.

About Endovia Health Sciences

Endovia Health Sciences, Inc. (NYSE American: EDVA) is a cannabinoid health sciences company focused on building a diversified platform across pharmaceutical development, FDA-regulated human and veterinary therapeutics, international pharmaceutical commercialization and cannabinoid-based wellness products.

About Lupvindol Biosciences Ltd.

Lupvindol Biosciences Ltd. is a pharmaceutical and bioscience development company with expertise in cannabinoid-based therapeutics and U.S. FDA regulatory pathways. The company is led by Hunter Land, Ph.D., whose experience includes participation in the development of Epidiolex® and Sativex® at GW Pharmaceuticals.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform act of 1995 including statements regarding the development and commercialization of CannEpil®; obtaining a manufacturing source, and a potential commercial veterinary launch in 2027.

Forward-looking statements are based on current expectations, estimates, projections and assumptions and involve risks and uncertainties that could cause actual results to differ materially. Some or all of these risks may not occur. These risks include the Company’s ability to obtain additional financing; the development of and obtaining regulatory authorization for and commercialize CannEpil® for veterinary use, the results of any clinical trials, the availability of raw materials, the ability to obtain a manufacturer to meet our needs on a financially viable basis, ; maintaining its rights under applicable license agreements; the enactment, implementation or impact of proposed legislation or regulatory initiatives; ability to meet competition from both CBD and conventional pharmaceuticals products ,our ability to successfully execute commercialization or strategic-partnering arrangements, and the risk that that the market or demand for any resulting product we seek to commercialize in the future could be less than expected or projected.

Additional risks are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the final prospectus filed pursuant to Rule 424(b)(3) on August 28, 2026.

Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise any such statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact
Endovia Health Sciences
investors@endoviasciences.com

Media Contact
Angela Gorman
AMWPR
angela@amwpr.com
917-348-0083